                                                              Exhibit 99  Page 1

[GORMAN-RUPP LOGO]
                                                                 NEWS RELEASE

GORMAN-RUPP REPORTS RESULTS FOR 1ST QUARTER 2003

Mansfield, Ohio - April 17, 2003 - The Gorman-Rupp Company (AMEX:GRC) reported net sales for the first quarter ended March 31, 2003 were $43,793,000 compared to $45,299,000 in 2002. Net income for the first quarter 2003 was $1,202,000 or $0.14 per share compared to $2,153,000 equal to $0.25 per share for the same quarter 2002.

While economic uncertainty continued to place pressure on companies selling products in the capital goods sector, revenue resulting from sales of the Company's fluid-handling products increased 12.7% (3.2% excluding the impact of acquisitions) compared to the first quarter of 2002. This growth in sales was more than offset by a 78% reduction in shipments of fabricated units to G. E. Power Systems. The reduction resulted from postponement and cancellation of orders due to lack of need for additional capacity in the power generation market and is projected to continue through 2004.

Operating income, although slightly improved by additional fluid handling product sales, continues to be affected by volume-related costs throughout the organization. In addition, margins at Patterson Pump Company, the Company's wholly-owned subsidiary, were negatively impacted by lower production volumes associated with cutbacks in demand for power generation equipment.

The Company is satisfied with the results of the two acquisitions made during 2002. Good cash flow, continuing profitability of all the Company's subsidiaries and divisions and no bank debt continue to enable the Company to position itself well for the future. Backlog at the end of the first quarter, 2003 was $69.5 million compared to $68.0 million at the end of the same period last year.

Although the Company is starting to see some improvement in its sales of fluid-handling products, it is not expected to offset the downturn in sales of fabricated products to the power generation industry.

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

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                                                         Exhibit 99    Page 2


                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)

                                      Three Months
                                     Ended March 31,

                                   2003         2002
                                 -------      -------
Net sales                        $43,793      $45,299
Cost of products sold             35,355       35,752
                                 -------      -------
Gross profit                       8,438        9,547

Selling, general &
  administrative expenses          6,763        6,079
                                 -------      -------
Operating income                   1,675        3,468
Other income (expense), net          261            4
                                 -------      -------
Income before income taxes         1,936        3,472
Income taxes                         734        1,319
                                 -------      -------
Net income                       $ 1,202      $ 2,153
                                 =======      =======
Basic & diluted earnings
  per share                      $  0.14      $  0.25


                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)

                                             March 31,      December 31,
                                               2003            2002
                                            ----------      ----------
        Assets

Cash & cash equivalents                     $   14,052      $   13,086
Accounts receivable                             28,430          29,234
Inventories                                     36,902          35,587
Other current assets & deferred
   income taxes                                  5,623           5,952
                                            ----------      ----------
     Total Current Assets                       85,007          83,859

Property, plant & equipment - net               57,082          57,757

Other assets                                    11,439          11,230
                                            ----------      ----------
     Total Assets                           $  153,528      $  152,846
                                            ==========      ==========
Liabilities and Shareholders' Equity

Accounts payable                            $    6,386      $    6,557
Accrued liabilities & expenses                  13,645          12,725
                                            ----------      ----------
     Total Current Liabilities                  20,031          19,282

Long-term notes payable                            145             291
Postretirement benefits                         21,954          21,817

Shareholders' Equity                           111,398         111,456
                                            ----------      ----------
     Total Liabilities & Shareholders'
        Equity                              $  153,528      $  152,846
                                            ==========      ==========

Shares outstanding                           8,540,533       8,540,553
